Exhibit 10.3

INSTALLMENT PAYMENT AGREEMENT

THIS INSTALLMENT PAYMENTAGREEMENT (the “Agreement”), is entered into this ______ day of ___________, 2015 by and between Saker Aviation Services, Inc., a New York corporation (“Seller”) and Warren Peck, an individual residing in the State of Oklahoma (“Buyer”). Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in that certain Stock Purchase Agreement by and among Seller, Buyer and Phoenix Rising Aviation, Inc., an Oklahoma corporation (“PRA”) dated on even date herewith (the “Stock Purchase Agreement”).

WHEREAS, the Seller beneficially owns all of the outstanding shares of capital stock of PRA, which is engaged in providing aircraft maintenance, repair and overhaul services at Bartlesville Municipal Airport in Bartlesville, Oklahoma (the “PRA Business”);

WHEREAS, simultaneously with the execution of this Agreement, Buyer is acquiring PRA pursuant to and subject to the conditions set forth in the Stock Purchase Agreement; and

WHEREAS, as a condition to the consummation of the transactions set forth in the Stock Purchase Agreement, the Stock Purchase Agreement provides that this Agreement shall be entered into by the parties, pursuant to which Seller shall be eligible to receive certain performance-based payments from Buyer if certain performance conditions are satisfied (the “Installment Payment Consideration”) with respect to the PRA Business.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and conditions contained herein and such other consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Article I.

INSTALLMENT PAYMENTCONSIDERATION

Section 1.1            Defined Terms.

“2015–2016, 2016-2017, 2017-2018, 2018-2019 and 2019-2020 EBITDA Thresholds” mean those EBITDA thresholds set forth in the following tables:

2015-2016 EBITDA Threshold	Amount of First Year Payment
≥ $200,000	50% of the EBITDA in excess of $200,000

2016-2017 EBITDA Threshold	Amount of Second Year Payment
≥ $250,000	50% of the EBITDA in excess of $250,000

2017-2018 EBITDA Threshold	Amount of Third Year Payment
≥ $250,000	50% of the EBITDA in excess of $250,000

2018-2019 EBITDA Threshold	Amount of Third Year Payment
≥ $100,000	50% of the EBITDA in excess of $100,000

2019-2020 EBITDA Threshold	Amount of Third Year Payment
≥ $100,000	50% of the EBITDA in excess of $100,000

“EBITDA” means, for any period, PRA’s net income from continuing operations for such period on a stand alone basis, plus PRA’s (i) provisions for taxes based on income for such period, (ii) interest expenses for such period, and (iii) depreciation and amortization of tangible and intangible assets of PRA for such period as determined in accordance with GAAP and subject to the GAAP Exceptions. Further, EBITDA shall be adjusted as described in the last sentence of this definition, and by excluding the effects of, or otherwise taking into account, any and all of the following accounting principles to the extent otherwise included in the determination of earnings from operations:

(a)	gains, losses or profits realized by PRA from the sale of assets other than in the ordinary course of business and any “extraordinary items” of gain or loss (as determined in accordance with GAAP and subject to the GAAP Exceptions);

(b)	any management fees, general overhead expenses, or other intercompany charges, of whatever kind or nature, charged by Buyer or any other Affiliates to the PRA Business, except to the extent they offset expenses that would otherwise be incurred by PRA (e.g., blanket insurance coverage);

(c)	compensation, benefits or other remuneration of any kind paid or payble to Buyer and/or any member of his family that exceeds $140,000 annually in the aggregate;

(d)	any legal or accounting fees and expenses incurred in connection with this Agreement or the Stock Purchase Agreement;

(e)	material modifications to staffing levels and compensation packages during the program years will require the reasonable agreement of the Seller prior to the implementation of such strategy. If the Seller disagrees with the addition, Seller and Buyer would partition out both the costs and corresponding benefits of such addition to be excluded from the EBITDA calculation;

(f)	Items deemed to be outside the course of normal operations of the PRA Business which are non-recurring or non-operational shall be an adjustment for purposes of the earn out calculation; and

(g)	For purposes of the earn out calculation, material variances in the use of estimates, accounting methodologies, prepaid and accrued expense treatment, and application of GAAP shall be adjustments.

“First Year Payment” means the amount(s) specified in the chart included in the definition of 2015-2016 EBITDA Threshold above.

“Fifth Year Payment” means the amount(s) specified in the chart included in the definition of 2019-2020 EBITDA Threshold above.

“Fourth Year Payment” means the amount(s) specified in the chart included in the definition of 2018-2019 EBITDA Threshold above.

“Program Year 2015-2016” means the date twelve months after execution of this Agreement, which date shall be the end of a calendar month.

“Program Year 2016-2017” means the date twenty-four months after execution of this Agreement, which date shall be the end of a calendar month.

“Program Year 2017-2018” means the date thirty-six months after execution of this Agreement, which date shall be the end of a calendar month.

“Program Year 2018-2019” means the date forty-eight months after execution of this Agreement, which date shall be the end of a calendar month.

“Program Year 2019-2020” means the date sixty months after execution of this Agreement, which date shall be the end of a calendar month.

“Program Year 2015-2016 EBITDA” means the EBITDA of PRA for that Program Year, based on the financial statements of PRA, as determined by Buyer’s independent auditors in their reasonable discretion.

“Program Year 2016-2017 EBITDA” means the EBITDA of PRA for that Program Year, based on the financial statements of PRA, as determined by Buyer’s independent auditors in their reasonable discretion.

“Program Year 2017-2018 EBITDA” means the EBITDA of PRA for that Program Year, based on the financial statements of PRA, as determined by Buyer’s independent auditors in their reasonable discretion.

“Program Year 2018-2019 EBITDA” means the EBITDA of PRA for that Program Year, based on the financial statements of PRA, as determined by Buyer’s independent auditors in their reasonable discretion.

“Program Year 2019-2020 EBITDA” means the EBITDA of PRA for that Program Year, based on the financial statements of PRA, as determined by Buyer’s independent auditors in their reasonable discretion.

“Second Year Payment” means the amount(s) specified in the chart included in the definition of 2016-2017 EBITDA Threshold above.

“Third Year Payment” means the amount(s) specified in the chart included in the definition of 2017-2018 EBITDA Threshold above.

Section 1.2            Generally.

(a) On the terms and subject to the conditions set forth in this Agreement, the Seller shall be eligible to receive the Installment Payment Consideration (as more particularly defined below). Subject to the satisfaction of the conditions set forth herein, the Installment Payment Consideration may consist of five cash payments. The first payment shall be for and measured against the performance of the PRA Business during the Program Year 2015-2016, and it shall be known as the “First Year Payment.” The second payment shall be for and measured against the performance of the PRA Business during the Program Year 2016-2017, and it shall be known as the “Second Year Payment”. The third payment shall be for and measured against the performance of the PRA Business during the Program Year 2017-2018, and it shall be known as the “Third Year Payment”. The fourth payment shall be for and measured against the performance of the PRA Business during the Program Year 2018-2019, and it shall be known as the “Fourth Year Payment”. The fifth payment shall be for and measured against the performance of the PRA Business during the Program Year 2019-2020, and it shall be known as the “Fifth Year Payment” (collectively, the First Year Payment, the Second Year Payment, Third Year Payment, the Fourth Year Payment and the Fifth Year Payment shall comprise the “Installment Payment Consideration”). Each payment is intended to be separate from and independent of the other payment. Thus, the Seller need not receive the First Year Payment in order to be eligible to receive the Second Year Payment, Third Year Payment, Fourth Year Payment or Fifth Year Payment. The amount of each payment shall be determined in accordance with Section 1.5 hereof, and no payment shall be made unless the associated conditions to payment are satisfied in accordance with Sections 1.3 hereof.

(b) Buyer shall pay to the Seller (i) the First Year Payment that corresponds to the 2015-2016 EBITDA Threshold attained by PRA as set forth in the table above, and/or (ii) the Second Year Payment that corresponds to the 2016-2017 EBITDA Threshold attained by PRA as set forth in the table above, and/or (iii) the Third Year Payment that corresponds to the 2017-2018 EBITDA Threshold attained by PRA as set forth in the table above, and/or (iv) the Third Year Payment that corresponds to the 2018-2019 EBITDA Threshold attained by PRA as set forth in the table above, and/or (v) the Third Year Payment that corresponds to the 2019-2020 EBITDA Threshold attained by PRA as set forth in the table above.

Section 1.3            Conditions to First Year Payment, Second Year Payment, Third Year Payment, Fourth Year Payment and Fifth Year Payment.

(a) Buyer shall pay to the Seller the First Year Payment if, and only if, the PRA Business as operated by Buyer (or an affiliate thereof), generates EBITDA equal to or in excess of $200,000 during the Program Year 2015-2016.

(b) Buyer shall pay to the Seller the Second Year Payment if, and only if, the PRA Business as operated by Buyer (or an affiliate thereof), generates EBITDA equal to or in excess of $250,000 during the Program Year 2016-2017.

(c) Buyer shall pay to the Seller the Third Year Payment if, and only if, the PRA Business as operated by Buyer (or an affiliate thereof), generates EBITDA equal to or in excess of $250,000 during the Program Year 2017-2018.

(d) Buyer shall pay to the Seller the Fourth Year Payment if, and only if, the PRA Business as operated by Buyer (or an affiliate thereof), generates EBITDA equal to or in excess of $100,000 during the Program Year 2018-2019.

(e) Buyer shall pay to the Seller the Third Year Payment if, and only if, the PRA Business as operated by Buyer (or an affiliate thereof), generates EBITDA equal to or in excess of $100,000 during the Program Year 2019-2020.

(f) Buyer acknowledge and agrees that if (i) there is a sale of any asset of PRA Business, except in the ordinary course of business, (ii) there is a transfer of the PRA Business in an arms-length transaction with an unrelated third party, whether by merger, consolidation, stock sale or otherwise, or (iii) there is a sale of greater than fifty percent (50%) of the issued and outstanding shares of PRA in an arms-length transaction with an unrelated third party, in one transaction or a series of transactions during the term of this Agreement, then Buyer shall owe Seller payments in the aggregate amount of One Million Dollars and 00/100 ($1,000,000). If any of the aforementioned events occur after Buyer has already made payments hereunder, any such prior payments shall be deducted from the $1,000,000 and the balance shall be paid to Seller with ten (10) days of the closing of any such transaction.

Section 1.4            Calculation and Payment of Installment Payment Consideration.

(a) Within a period of ten (10) calendar days following Buyer’s receipt of final financial statements for PRA for Program Years 2015-2016, 2016-2017, 2017-2018, 2018-2019 and 2019-2020 (which shall be prepared not more than one hundred twenty (120) days following the end of such program year), Buyer will deliver to Seller (i) a written calculation (together with detailed supporting documentation) of the EBITDA for each such program year, and (ii) a statement as to whether the Seller is entitled to the First Year Payment, Second Year Payment, Third Year Payment, Fourth Year Payment or Fifth Year Payment, as applicable. If Buyer determines that any payment is due hereunder, each such payment shall be made within thirty (30) days of the delivery of the calculation of such payment to the Seller. When payments are due hereunder, in each case, Buyer shall make the payment to the Seller by issuing a check in the payment amount. If any payment date hereunder falls on a day that is a Saturday, Sunday or holiday on which Buyer is closed, such payment shall be due on the next day on which Buyer is open for business.

(b) The Seller shall have thirty (30) days from delivery of the written calculations under Section 1.4(a) to dispute the calculations from Buyer. Thereafter, ff Buyer and the Seller are unable to resolve any disagreement as to any amount calculated, then the amounts in dispute shall be referred to ___________ (the “Independent Accountant”) for final arbitration within forty-five (45) calendar days after submitting the matter to the Independent Accountant, which arbitration shall be final and binding on each of Buyer and the Seller. The Independent Accountant shall act as an arbitrator to determine, based solely on the standards set forth in this Agreement and on written presentations by Buyer and the Seller, and not by independent review, only those amounts still in dispute. The fees and expenses of the Independent Accountant shall be shared equally between Buyer and the Seller. Any determination of the Independent Accountant pursuant to this Section may be entered into and enforced in any court of competent jurisdiction.

Article II.

ADDITIONAL COVENANTS AND ACKNOWLEDGMENTS

Section 2.1 Commercially Reasonable Efforts. In consideration of the opportunity pursuant to this Agreement to earn the Installment Payment Consideration, Seller agrees to use commercially reasonable efforts to promote the interests of Buyer and the PRA Business during the periods of time covered by this Agreement. Buyer agrees that they will use commercially reasonable efforts to promote the interests and EBITDA of the PRA Business and in carrying out its obligations under this Agreement. In this regard, Buyer shall ensure that the PRA Business has adequate working capital and other resources necessary to carry on the business and affairs consistent with past practice in the ordinary course of business throughout Program Years 2015-2016, 2016-2017, 2017-2018, 2018-2019 and 2019-2020.

Section 2.2 Covenants of Buyer as to Operation During Installment Payment Periods.

(a) Buyer will maintain the PRA Business as a separate enterprise within their corporate structure;

(b) Buyer will provide sufficient working capital for operation of the PRA Business throughout all Program Years; and

(c) Buyer shall utilize reasonable commercial efforts to maintain key employees of PRA throughout the Program Years.

Article III.

GENERAL PROVISIONS

Section 3.1 Amendment and Waiver. Only a writing executed by each of the parties hereto may amend this Agreement. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, will be effective unless evidenced by an instrument in writing duly executed by the party sought to be charged therewith. No failure on the part of any party to exercise, and no delay in exercising, any of its rights hereunder will operate as a waiver thereof, nor will any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 3.2 Assignment. No party will assign or attempt to assign any of its rights or obligations under this Agreement without the prior written consent of each of the other parties hereto and any attempted assignment will be null and void; provided, however, that without such consent, but upon notice to Seller, Buyer may assign all of its rights and obligations hereunder to any subsidiary of Buyer so designated by Buyer, it being agreed that such assignment will not relieve Buyer from its obligations hereunder.

Section 3.3 Notices, Etc. Each notice, report, demand, waiver, consent and other communication required or permitted to be given hereunder will be in writing and will be sent in accordance with Section 12.6 of the Stock Purchase Agreement.

Section 3.4 Binding Effect. Subject to the provisions of Section 3.2, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. This Agreement creates no rights of any nature in any Person not a party hereto.

Section 3.5 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of New York without regard to its principles of conflicts of laws. The parties agree that the sole and exclusive forum for any Claim related to this Agreement, the interpretation or construction hereof and the transactions contemplated hereby will be the Supreme Court of and for the County of Osage, State of Oklahoma. Each party unconditionally and irrevocably agrees not to bring any Claim in any other forum and not to plead or otherwise attempt to defeat the trial of such a matter in such court whether by asserting that such court is an inconvenient forum, lacks jurisdiction (personal or other) or otherwise. Each party hereby waives the right to a trial by jury.

Section 3.6 Entire Agreement. This Agreement sets forth the entire understanding of the parties, and supersedes any and all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.

Section 3.7 Headings; Counterparts. The headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intention of the parties. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The parties agree that facsimile copies of signatures will be deemed originals for all purposes hereof and that a party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.

Section 3.8 Independent Counsel; Seller Taxes. The parties state that they have carefully read this Agreement, know its contents, and freely and voluntarily agree to all of its terms and conditions. Each party acknowledges that it has been represented by independent legal counsel of its choice throughout all the negotiations that preceded the execution of this Agreement, and this Agreement has been executed with the consent and upon the advice of such independent legal counsel. Each party shall bear its own legal fees incurred as a result of the preparation, review and negotiation of this Agreement. Seller shall be responsible for all taxes incurred by Seller as a result of this Agreement and Buyer shall not be required to withhold any payments made hereunder except as may be required by law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written above.

Seller: Saker aviation services, Inc. By:_________________________________ ___________ Its: ___________ BUYER: ____________________________________ WARREN PECK